Exhibit 99

EnSync Energy Reports First Quarter of Fiscal Year 2019 Results

Management to Host Conference Call Today at 4:30 p.m. ET (3:30 p.m. CT)

MILWAUKEE, November 12, 2018 -- EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (“EnSync Energy,” “we,” “us,” “our,” or the “Company”), which is creating the future of electricity with innovative residential, commercial and industrial distributed energy resource (“DER”) systems and Internet of Energy (“IOE”) control platforms, today announced financial results for the first quarter ended September 30, 2018.

Financial Highlights

•	Revenue for the first quarter of fiscal 2019 was $2.7 million, compared to $2.4 million in the first quarter of fiscal 2018. For the first quarter of fiscal 2019, the Company recognized revenue from 10 power purchase agreement (“PPA”) projects.

•	On September 5, 2018, the Company completed a registered direct offering of 11,334,616 shares of Common Stock at a price of $0.26 per share for net proceeds of $2.7 million.

•	The Company has 10 PPA projects in backlog in various stages of execution. Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $13.8 million.

Recent Business and Product Backlog Highlights

•	Announced the sale and signing of a 20-year PPA for Oceanic Institute to build an affordable solar energy system for Hawai'i Pacific University’s (“HPU”) not-for-profit aquaculture research center, an affiliate of Oceanic Institute in Oahu. The agreement will finance a 211 kW photovoltaic (“PV”) system on four buildings. This marks EnSync Energy’s 3rd PV installation in partnership with HPU.

•	In October, Schneider Electric announced it had a contract to design, engineer and build a new microgrid at the Port of Long Beach in southern California. The microgrid will include the preconfigured hardware solution, Energy Control Center – DC coupled and merged with technologies from EnSync Energy.

•	Announced the sale and signing of a 20-year PPA for Kona Brewing to produce “Liquid Aloha” beer using on-site clean energy. The solar-plus-energy storage installation consists of a 336 kWh roof-mounted PV system and an EnSync DER SuperModule™ that contains a 122 kWh battery system to capture and store excess solar energy generation.

•	In August, announced the sale of a 20-year PPA with California Department of Forestry and Fire Protection to Standard Solar, marking the Company’s entry into the California marketplace.

•	In July, announced the sale of a 20-year PPA with two community facilities, Polynesian Cultural Center, a tourist destination, and Kohala Village HUB, a community organization. The Polynesian Cultural Center agreement marks the first commercial on-bill financing project in Hawaii using the Hawaii Green Infrastructure Authority’s Green Energy Money Saver (“GEM$”) On-Bill program.

•	In July and again in September, showcased the Company's Smart Home Energy System at the Solar Power International conference and demonstrated True Peer-to-PeerTM at Intersolar North America in San Francisco.

•	Secured a total backlog of approximately $6.0 million for the EnSync Smart Home Energy System.

•	In August 2018, received a purchase order for a DER SuperModuleTM system shipping to an unannounced customer in Ohio.

Management Discussion

Brad Hansen, CEO of EnSync Energy, commented, “The market environment for our products and services continues to be positive, driven by a shifting of the energy production mix from carbon emitting sources to renewable sources, and by the increasingly favorable economics for solar energy, energy storage, and combined solar plus storage systems for self-generation. We are very pleased with our progress, especially in the residential energy systems segment and the traction we are getting with our Smart Home Energy System.”

“Residential energy system deployments continue to expand, with expectations that on a dollar value basis, the market will be greater than commercial and industrial and approximately equal to the Utility storage systems market in 2018. We expect the residential energy storage systems market to be worth about $9.0 billion over the next 5 years based upon the desire of consumers to have more control over their energy. We’re experiencing very strong pull from the market for our EnSync Smart Home Energy System as it provides more capability and performance than any other product for individual homes or multi-family properties. Our backlog is validation of our product advantages, including the ability to not only manage the energy supply from PV or batteries, but also actively manage home energy loads to enable energy independence. Our backlog includes a multi-family property where we are using our True Peer-to-PeerTM energy exchange capability, enabling excess energy supply from any unit to be consumed by another unit in the DC-linked network that has a need for that electricity. Each unit in the network is connected behind their respective utility meters and the overall system can also be deployed as a non-exporting installation. This is a completely unique technology that enables maximum sizing and utilization of PV generation across a property and it is vital to the zero net energy communities that are now being contemplated in places like California. We are also looking to expand towards the individual family home market through a developer network, where we’ll begin shipping systems to channel partners shortly to begin the qualification process. Our system is ideally timed and designed to capitalize on the phenomenal market growth that is now under way.”

“In the commercial market, we continue to be the microgrid technology leader with proven operating and bankable systems that can perform multiple applications in real time to deliver a building the most economic electricity available. In Hawaii, we have now contracted 27 commercial projects, accounting for more than $42.8 million in electricity sales over the terms of the agreements. EnSync Energy's project development and financing support is helping to enable Hawaii's state goal to achieve 100 percent renewable energy by 2045. On the mainland, Schneider Electric, our partner in the microgrid segment, recently won a contract to develop a microgrid at the Port of Long Beach, where our systems will be installed. We also recently received a PO for a microgrid installation in Ohio. Finally, for the utility market, we have submitted six sites in Illinois to ComEd for interconnection approval.”

Mr. Hansen concluded, “Several factors are fueling the growth in our markets: utility rates and rate structures, declining cost in energy storage systems and a desire for energy independence. The inflection point for self-generation and energy independence has been reached, especially in the residential energy systems segment. We are excited about the position EnSync Energy is in to capture an accelerating share of this market due to our differentiated products, technology and business models that enable clients to achieve energy independence.”

Quarterly Financial Results

Total revenue for the first quarter of fiscal 2019 was $2.7 million, compared to $2.4 million in the year ago period. Revenue during the first quarter of fiscal 2019 was largely derived from 10 PPA contracts under construction.

Gross margins were 13.2% during the first quarter, compared to 12.5% gross margin in the year ago period. Although the gross margin increased from the prior year, gross margin for the first quarter of fiscal 2019 was below our expected range of 15% to 25%, primarily a result of accepting two key PPAs that allowed new market penetration. The Company continues to expect gross profit margins on future PPA sales to be between 15% and 25%.

Advanced Engineering and Development expenses decreased to $1.2 million during the first quarter of fiscal 2019, compared to $1.4 million in the year ago period. Selling, General and Administrative expenses decreased to $1.9 million during the first quarter of fiscal 2019, compared to $2.3 million in the year ago period. The decrease from the year ago period was largely driven by a reduction in legal and consulting services, and other cost saving measures. Total Advanced Engineering and Development plus Selling, General and Administrative expenses (excluding stock-based compensation of $0.3 million and $0.4 million, respectively) was $2.8 million during the first quarter, compared to $3.3 million in the year ago period.

Net loss attributable to common shareholders was $(2.9) million, or $(0.05) per basic and diluted share, for the first quarter of fiscal 2019, compared to a net loss of $(4.0) million, or $(0.07) per basic and diluted share, in the first quarter of fiscal 2018.

Balance Sheet and Backlog

Cash and cash equivalents at September 30, 2018 was $3.0 million. On September 5, 2018, the Company completed a registered direct offering of the maximum shares currently available under its shelf registration of 11.3 million shares at a price of $0.26 per share. The Company received net proceeds of $2.7 million.

Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $13.8 million.

Conference Call Information

Date: Monday, November 12, 2018

Time: 4:30 p.m. ET (3:30 p.m. CT)

Domestic participant dial in #: (877) 283-0524 or (412) 317-5232

Conference code #: 10126134

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Interested parties can also listen to a live internet webcast available in the investor section of the Company's website at www.ensync.com.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10126134, through November 19, 2018. A webcast replay will be available in the investor section of the Company’s website at www.ensync.com for 90 days.

About EnSync Energy Systems

EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems, is creating the future of electricity with innovative distributed energy resource (DER) systems and internet of energy (IOE) control platforms. EnSync Energy ensures the most cost-effective and resilient electricity, delivered from an electrical infrastructure that prioritizes the use of all available resources, such as renewables, energy storage and the utility grid. As project developer, EnSync Energy’s distinctive engagement methodology encompasses load analysis, system design consulting, and technical and financial modeling to ensure energy systems are sized and optimized to meet our customers’ objectives for value and performance. Proprietary direct current (DC) power control hardware, energy management software, and extensive experience with numerous energy storage technologies uniquely positions EnSync Energy to deliver fully integrated systems that provide for efficient design, procurement, commissioning, and ongoing operation. EnSync Energy’s IOE control platform adapts easily to ever-changing generation and load variables, as well as changes in utility prices and programs, ensuring the means to make or save money behind-the-meter, while concurrently providing utilities the opportunity to use DERs for an array of grid enhancing services. In addition to direct system sales, EnSync Energy includes power purchase agreements (PPAs) in its portfolio of offerings, which enables electricity savings for customers and provides a stable financial yield for investors. EnSync Energy is a global corporation, with joint venture Meineng Energy in AnHui, China, and energy project development subsidiary Holu Energy LLC in Hawaii. For more information, visit www.ensync.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding project completion timelines, our ability to monetize our PPA assets, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our historical and anticipated future operational losses and our ability to continue as a going concern; our ability to raise the necessary capital to fund our operations and the risk of dilution to shareholders from capital raising transactions; our ability to successfully commercialize new products, including our EnSync Smart Home Energy System, MatrixTM Energy Management, DER FlexTM, DER SupermoduleTM, and AgileTM Hybrid Storage Systems; our ability to lower our costs and increase our margins; our product, customer and geographic concentration, and lack of revenue diversification; the length and variability of our sales cycle; our dependence on governmental mandates and the availability of rebates, tax credits and other economic incentives related to alternative energy resources and the regulatory treatment of third-party owned solar energy systems; and the other risks and uncertainties discussed in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

In this press release, we have included several non-U.S. GAAP financial measures, including the measure of Total Advanced Engineering and Development plus Selling, General and Administrative expenses excluding stock-based compensation, as our management believes this information is useful to investors to aid in comparisons with other periods. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information.

Media Relations Contact:
Antenna

Shreema Mehta

ensync@antennagroup.com
(646) 416-9853

EnSync Energy Media Contact:
Michelle Montague
mmontague@ensync.com
(262) 735-5676

Investor Relations Contact:
Lytham Partners, LLC
Robert Blum, Joseph Diaz, or Joe Dorame
esnc@lythampartners.com

(602) 889-9700

EnSync, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
	2018	2017

Revenues	$2,738,206	$2,362,048

Costs and expenses
Cost of sales	2,377,268	2,066,910
Advanced engineering and development	1,242,446	1,447,947
Selling, general and administrative	1,927,308	2,303,671
Depreciation and amortization	38,344	97,392
Impairment of long-lived assets	-	447,000
Total costs and expenses	5,585,366	6,362,920

Loss from operations	(2,847,160)	(4,000,872)

Other income (expense)
Equity in loss of investee company	(15,946)	(50,025)
Interest income	483	7,133
Interest expense	(2,559)	(11,258)
Other income	11,129	69,998
Total other income (expense)	(6,893)	15,848

Loss before benefit for income taxes	(2,854,053)	(3,985,024)

Benefit for income taxes	-	-
Net loss	(2,854,053)	(3,985,024)
Net loss attributable to noncontrolling interest	82,359	93,230
Net loss attributable to EnSync, Inc.	(2,771,694)	(3,891,794)
Preferred stock dividend	(91,922)	(83,277)
Net loss attributable to common shareholders	$(2,863,616)	$(3,975,071)

Net loss per share
Basic and diluted	$(0.05)	$(0.07)

Weighted average shares - basic and diluted	59,758,292	55,550,492

EnSync, Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$2,981,785	$2,984,532
Accounts receivable, net	17,504	215,009
Inventories, net	1,487,477	1,220,448
Costs and estimated earnings in excess of billings	863,841	528,266
Prepaid expenses and other current assets	482,129	929,379
Total current assets	5,832,736	5,877,634
Long-term assets:
Property and equipment, net	812,886	775,545
Investment in investee company	1,624,108	1,640,054
Goodwill	809,363	809,363
Right of use assets-operating leases	1,011,620	1,087,249
Other assets	91,087	91,087
Total assets	$10,181,800	$10,280,932

Liabilities and Equity
Current liabilities:
Accounts payable	$877,913	$1,142,256
Billings in excess of costs and estimated earnings	258,257	176,294
Accrued expenses	1,027,702	1,236,680
Total current liabilities	2,163,872	2,555,230
Long-term liabilities:
Long-term debt	331,827	331,827
Deferred revenue	711,359	538,937
Other long-term liabilities	1,029,766	1,072,120
Total liabilities	4,236,824	4,498,114

Commitments and contingencies	-	-

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value), 3,000 shares authorized and issued, 2,300 shares
outstanding	23	23
Series C convertible preferred stock ($0.01 par value, $1,000 face
value), 28,048 shares authorized, issued, and outstanding	280	280
Common stock ($0.01 par value), 300,000,000 authorized,
68,014,385 and 56,609,115 shares issued and outstanding as of
September 30, 2018 and June 30, 2018, respectively	1,388,458	1,274,406
Additional paid-in capital	145,911,154	143,008,995
Accumulated deficit	(140,381,353)	(137,609,659)
Accumulated other comprehensive loss	(1,587,702)	(1,587,702)
Total EnSync, Inc. equity	5,330,860	5,086,343
Noncontrolling interest	614,116	696,475
Total equity	5,944,976	5,782,818
Total liabilities and equity	$10,181,800	$10,280,932

EnSync, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(2,854,053)	$(3,985,024)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation of property, plant and equipment	38,344	97,392
Stock-based compensation, net	314,642	435,608
Equity in loss of investee company	15,946	50,025
Provision for inventory reserve	57,265	54,928
Gain on sale of property, plant and equipment	(11,124)	(70,000)
Interest accreted on note receivable	-	(3,024)
Impairment of long-lived assets	-	447,000
Changes in assets and liabilities
Accounts receivable	197,505	265,250
Inventories	(324,294)	84,523
Costs and estimated earnings in excess of billings	(335,575)	(504,873)
Prepaids and other current assets	447,250	(151,826)
Accounts payable	(264,343)	1,003,940
Billings in excess of costs and estimated earnings	81,963	(331,603)
Accrued expenses	(175,958)	(184,366)
Deferred revenue	172,422	-
Net cash used in operating activities	(2,640,010)	(2,792,050)
Cash flows from investing activities
Expenditures for property and equipment	(75,430)	-
Proceeds from sale of property, plant and equipment	11,124	70,000
Payments from note receivable	-	6,000
Net cash provided by (used in) investing activities	(64,306)	76,000
Cash flows from financing activities
Repayments of long term debt	-	(84,348)
Net proceeds from issuance of common stock	2,701,569	119,459
Contribution of capital from noncontrolling interest	-	1,956
Net cash provided by financing activities	2,701,569	37,067
Net decrease in cash and cash equivalents	(2,747)	(2,678,983)
Cash and cash equivalents - beginning of period	2,984,532	11,782,962

Cash and cash equivalents - end of period	$2,981,785	$9,103,979

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,559	$11,452
Supplemental noncash information:
Right of use asset obtained in exchange for new operating lease	(75,629)	(19,467)